Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2015 Second Quarter and Six Month Results
Second quarter net revenues of $59.5 million, within guidance. Company files Form 10-Q for the second quarter and first six months of fiscal 2015.

MALVERN, Pa. (September 3, 2015) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its second quarter fiscal 2015 and six months ended June 27, 2015.
Ziv Shoshani, VPG’s chief executive officer said, “We have completed our review and analysis of certain adjustments to our historical financial statements for a subsidiary located in India as a result of certain transactions that were recorded for this subsidiary in the local currency, the Indian rupee, instead of the functional currency, the U.S. dollar, in prior periods extending back to 2011. The impact of these prior period adjustments was not material to any of these prior periods. As a result, we have made adjustments to our financial statements to correct these and other immaterial errors. The adjusted financial statements may be found in Note 12 of our Form 10-Q, which we filed with the Securities and Exchange Commission today.”
In commenting on second quarter fiscal 2015 financial results, Mr. Shoshani added, “From a performance perspective, our revenues continued to be significantly impacted by the negative effect of foreign currency exchange rates of $5.1 million, compared to the second quarter of 2014. At the same time, our new advanced sensor product and on-board weighing systems continue to gain traction in the marketplace. We remain focused on our strategy of enhancing shareholder value.”
Net revenues for the second quarter of 2015 were $59.5 million, representing an 8.7% decrease from $65.2 million of net revenues for the comparable prior year period. Net revenues for the six months ended June 27, 2015 were $116.1 million, representing an 8.1% decrease from the $126.4 million of net revenues for comparable prior year period. Comparing sequential results, net revenues for the second quarter of 2015 increased by $2.9 million, or 5.1%, from $56.6 million in the first quarter of 2015.
Net earnings attributable to VPG stockholders for the second quarter of 2015 were $1.5 million, or $0.11 per diluted share, compared to net earnings attributable to VPG stockholders for the second quarter of 2014 of $3.6 million, or $0.26 per diluted share. Foreign currency exchange rates for the second quarter of 2015 as compared to the prior year period had a negative impact on net income of $0.4 million, or $0.03 per diluted share. Net earnings attributable to VPG stockholders for the six months ended June 27, 2015 were $2.3 million, or $0.17 per diluted share, compared to net earnings attributable to VPG stockholders of $4.8 million, or $0.34 per diluted share for the comparable prior year period. Foreign currency exchange rates for the six months of 2015 as compared to the prior year period had a negative impact on net income of $0.8 million, or $0.06 per diluted share.
Adjusted net earnings attributable to VPG stockholders for the second quarter of 2015 were $1.8 million, or $0.13 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $3.6 million, or $0.26 per diluted share for the comparable prior year period. Net earnings attributable to VPG stockholders for the second quarter of 2015 include $0.03 million of KELK acquisition purchase accounting adjustments (which impacted costs of products sold), $0.3 million of restructuring costs, and $0.04 million of associated tax effects.

Adjusted net earnings attributable to VPG stockholders for the six months ended June 27, 2015 were $2.7 million, or $0.19 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $5.0 million, or $0.36 per diluted share for the comparable prior year period. Net earnings attributable to VPG stockholders for the six months ended June 27, 2015 include $0.03 million of KELK acquisition purchase accounting adjustments (which impacted cost of products sold), $0.4 million of restructuring costs, and $0.06 million of associated tax effects, versus $0.4 million of KELK acquisition purchase accounting adjustments and restructuring costs, and $0.1 million of associated tax effects for the comparable prior year period.
Segments
The Foil Technology Products segment revenues were $26.2 million in the second quarter of 2015, down 6.7% from $28.0 million in the second quarter last year, and up 4.4% from $25.1 million in the first quarter of 2015. Net revenues were negatively impacted by the effects of foreign currency exchange rates by $1.7 million in the second quarter of 2015 as compared to the second quarter of 2014, and were negatively impacted by $0.2 million as compared to the first quarter of 2015. The gross profit margin for the segment decreased to 39.6% for the second quarter of 2015 compared to 40.5% in the second quarter last year, and down from 41.4% in the first quarter of 2015. The gross profit margin decreased from the comparable prior year period primarily due to the effects of foreign currency exchange rates and additional headcount for expansion of our advanced sensor platform. Despite an increase in revenues, the sequential gross profit margin decrease was due primarily to the effects of foreign currency exchange rates and other costs.
The Force Sensors segment revenues of $15.6 million in the second quarter of 2015 were down 7.9% compared to $17.0 million in the second quarter last year, and were up 2.7% from $15.2 million in the first quarter of 2015. Decreased year-over-year revenues are attributable primarily to the effect of foreign currency exchange rates of $0.9 million. The increase in sequential revenues is attributable to higher volume. The gross profit margin for the segment was 19.0% in the second quarter of 2015 versus 22.7% in the second quarter of 2014 and 21.8% in the first quarter of 2015. The gross profit margin for the quarter decreased from the comparable prior year period primarily due to the effects of foreign currency exchange rates. The sequential gross profit margin decreased due to a reduction in inventory.
The Weighing and Control Systems segment revenues were $17.7 million in the second quarter of 2015, down 12.1% from $20.2 million in the second quarter last year, and up 8.6% from $16.3 million in the first quarter of 2015. Net revenues were negatively impacted by the effects of foreign currency exchange rates of $2.4 million in the second quarter of 2015 as compared to the second quarter of 2014. The sequential increase is attributable to volume in our process weighing business. The gross profit margin for the segment was 43.6% in the second quarter of 2015 versus 48.2% in the second quarter of 2014 and 44.6% in the first quarter of 2015. The year-over-year decrease in gross profit margin is primarily due to the effects of foreign currency exchange rates and unfavorable product mix. The sequential decrease in gross profit margin is primarily due to higher freight costs and unfavorable product mix.
Outlook
Mr. Shoshani concluded, “Assuming a similar exchange rate impact to our revenues and given the normal seasonality in our business, we expect net revenues in the range of $55 million to $60 million for the third quarter of 2015.”
*Editor’s Note: We define adjusted net earnings as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, restructuring costs, and associated tax effects. ** For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	June 27, 2015	June 28, 2014
Net revenues	$59,508	$65,162
Costs of products sold	38,473	40,253
Gross profit	21,035	24,909
Gross profit margin	35.3%	38.2%

Selling, general, and administrative expenses	18,396	19,897
Restructuring costs	304	7
Operating income	2,335	5,005
Operating margin	3.9%	7.7%

Other income (expense):
Interest expense	(173)	(240)
Other	(414)	(247)
Other income (expense) - net	(587)	(487)

Income before taxes	1,748	4,518

Income tax expense	288	948

Net earnings	1,460	3,570
Less: net loss attributable to noncontrolling interests	(16)	(8)
Net earnings attributable to VPG stockholders	$1,476	$3,578

Basic earnings per share attributable to VPG stockholders	$0.11	$0.26
Diluted earnings per share attributable to VPG stockholders	$0.11	$0.26

Weighted average shares outstanding - basic	13,580	13,756
Weighted average shares outstanding - diluted	13,790	13,968

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 27, 2015	June 28, 2014
Net revenues	$116,116	$126,402
Costs of products sold	74,102	79,783
Gross profit	42,014	46,619
Gross profit margin	36.2%	36.9%

Selling, general, and administrative expenses	37,144	39,060
Restructuring costs	382	331
Operating income	4,488	7,228
Operating margin	3.9%	5.7%

Other income (expense):
Interest expense	(360)	(456)
Other	(1,343)	(683)
Other income (expense) - net	(1,703)	(1,139)

Income before taxes	2,785	6,089

Income tax expense	478	1,277

Net earnings	2,307	4,812
Less: net (loss) earnings attributable to noncontrolling interests	(29)	59
Net earnings attributable to VPG stockholders	$2,336	$4,753

Basic earnings per share attributable to VPG stockholders	$0.17	$0.35
Diluted earnings per share attributable to VPG stockholders	$0.17	$0.34

Weighted average shares outstanding - basic	13,663	13,754
Weighted average shares outstanding - diluted	13,875	13,963

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 27, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,456	$79,642
Accounts receivable, net	38,250	37,427
Inventories:
Raw materials	13,808	14,223
Work in process	21,245	19,813
Finished goods	20,716	18,806
Inventories, net	55,769	52,842

Deferred income taxes	5,552	5,636
Prepaid expenses and other current assets	9,394	10,361
Total current assets	174,421	185,908

Property and equipment, at cost:
Land	1,891	1,893
Buildings and improvements	50,555	49,909
Machinery and equipment	79,948	78,500
Software	6,997	6,837
Construction in progress	2,678	2,928
Accumulated depreciation	(91,820)	(89,374)
Property and equipment, net	50,249	50,693

Goodwill	12,046	12,788

Intangible assets, net	15,416	17,381

Other assets	20,352	20,393
Total assets	$272,484	$287,163

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 27, 2015	December 31, 2014
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,780	$10,559
Payroll and related expenses	14,046	14,216
Other accrued expenses	14,776	16,902
Income taxes	127	2,133
Current portion of long-term debt	16,366	5,120
Total current liabilities	54,095	48,930

Long-term debt, less current portion	4,635	17,713
Deferred income taxes	610	638
Other liabilities	7,431	7,644
Accrued pension and other postretirement costs	12,014	12,353
Total liabilities	78,785	87,278

Commitments and contingencies

Equity:
Common stock	1,276	1,273
Class B convertible common stock	103	103
Treasury stock	(6,169)	(32)
Capital in excess of par value	189,769	189,532
Retained earnings	37,671	35,335
Accumulated other comprehensive loss	(29,111)	(26,560)
Total Vishay Precision Group, Inc. stockholders' equity	193,539	199,651
Noncontrolling interests	160	234
Total equity	193,699	199,885
Total liabilities and equity	$272,484	$287,163

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	June 27, 2015	June 28, 2014
Operating activities
Net earnings	$2,307	$4,812
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	5,524	5,783
(Gain) loss on disposal of property and equipment	(1)	9
Share-based compensation expense	416	485
Inventory write-offs for obsolescence	916	562
Other	1,121	(54)
Net changes in operating assets and liabilities:
Accounts receivable, net	(1,671)	(4,857)
Inventories, net	(4,345)	346
Prepaid expenses and other current assets	943	(586)
Trade accounts payable	(1,670)	(281)
Other current liabilities	(3,589)	(1,338)
Net cash (used in) provided by operating activities	(49)	4,881

Investing activities
Capital expenditures	(5,037)	(3,435)
Proceeds from sale of property and equipment	65	63
Net cash used in investing activities	(4,972)	(3,372)

Financing activities
Principal payments on long-term debt and capital leases	(1,810)	(2,070)
Purchase of treasury stock	(6,137)	—
Distributions to noncontrolling interests	(45)	(43)
Net cash used in financing activities	(7,992)	(2,113)
Effect of exchange rate changes on cash and cash equivalents	(1,173)	250
Decrease in cash and cash equivalents	(14,186)	(354)

Cash and cash equivalents at beginning of period	79,642	72,809
Cash and cash equivalents at end of period	$65,456	$72,455

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Six fiscal months ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Gross profit	$21,035	$24,909	$42,014	$46,619
Gross profit margin	35.3%	38.2%	36.2%	36.9%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	26	2	26	41

Adjusted gross profit	$21,061	$24,911	$42,040	$46,660
Adjusted gross profit margin	35.4%	38.2%	36.2%	36.9%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net earnings attributable to VPG stockholders	$1,476	$3,578	$2,336	$4,753

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	26	2	26	41
Restructuring costs	304	7	382	331

Reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting and restructuring costs	41	2	57	94
Adjusted net earnings attributable to VPG stockholders	$1,765	$3,585	$2,687	$5,031

Weighted average shares outstanding - diluted	13,790	13,968	13,875	13,963

Adjusted net earnings per diluted share	$0.13	$0.26	$0.19	$0.36